Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

February 13, 2015

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

Ladies and Gentlemen:

We have acted as special counsel to Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), in connection with an offering and sale by the Partnership of common units representing limited partner interests in the Partnership (“Common Units”). Such offering and sale have been registered with the United States Securities and Exchange Commission (the “SEC”), pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-185635) filed with the SEC on May 15, 2013. Such registration statement, at the time it was declared effective by the SEC on May 29, 2015, is referred to herein as the “Registration Statement.”

The Partnership has conducted such offering of up to 2,300,000 Common Units on a firm commitment underwritten basis, pursuant to (i) its prospectus dated May 29, 2013 (the “Prospectus”) included in the Registration Statement, as supplemented by its prospectus supplement dated February 10, 2015 (the “Prospectus Supplement”) filed with the SEC on February 11, 2015 and (ii) the Underwriting Agreement dated February 10, 2015 (the “Underwriting Agreement”) among the Partnership, Rose Rock Midstream GP, LLC, a Delaware limited liability company, and the general partner of the Partnership (the “General Partner”) and RBC Capital Markets, LLC, as representative of the several underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Partnership is selling to the Underwriters 2,000,000 Common Units (the “Firm Securities”) as well as an additional 300,000 Common Units (the “Option Securities”) being sold to the Underwriters pursuant to their exercise in full of their option to purchase additional Common Units. The Firm Securities and the Option Securities are collectively referred to herein as the “Securities.”

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Partnership’s Second Amended and Restated Agreement of Limited Partnership, dated December 14, 2011, as amended, the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated December 14, 2011 and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all

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Rose Rock Midstream, L.P.

February 13, 2015

documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that all Securities sold pursuant to the Underwriting Agreement will be issued and sold in the manner described in the Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when any of the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, (a) such Securities will be validly issued and (b) purchasers of such Securities will have no obligation, solely by reason of their ownership of such Securities, to make any contributions to the Partnership or any further payments for their purchase of such Securities, and such purchasers will have no personal liability, solely by reason of their ownership of such Securities, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth LLP